Exhibit 14.1




            Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm in The Agreement and Plan of Reorganization and to the use of our Report dated December 16, 1996, with respect to the financial statements and financial highlights of Federated Bond Fund as of October 31, 1996, a portfolio of Investment Series Funds, Inc. incorporated by reference in the Registration Statement on Form N-14 and related Prospectus/Proxy Statement and Statement of Additional Information of Federated Bond Fund.



/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Pittsburgh, Pennsylvania
March 19, 1997